Exhibit 23.1

DDI:

+44 (0)20 7516 2373

Email:

njoel@pkf-l.com

Date:

14 January 2025

Ref:

47136/NZJ

To the Board of Directors

Gran Tierra Energy Inc

500 Centre Street SE

Calgary AB

Canada

T2G 1A6

Consent to Include Auditor's Report in Form 8-K

Dear Members of the Board,

We hereby consent to the incorporation of our reports dated 18 December 2024, relating to the financial statements of Gran Tierra UK Limited as of and for the year ended 31 December 2023, in the Current Report on Form 8-K of Gran Tierra Energy Inc. (the “Company”) to be filed with the Securities and Exchange Commission and the incorporation by reference to such reports in the Company’s Registration Statements Nos. 333-146815, 333-156994, 333-171122 and 333-183029 on Form S-8, and Registration Statement No. 333-281161 on Form S-3.

This consent is provided solely for the purpose of assisting the Company in complying with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and may not be used for any other purpose.

Yours faithfully,

Nicholas Joel

Partner

For and on behalf of PKF Littlejohn LLP

PKF Littlejohn LLP
15 Westferry Circus
Canary Wharf, London
E14 4HD

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

T:+44(0)2075162200 pkf-l.com